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                                                                    Exhibit 99.1

Contact:   Glen Y. Sato
           Chief Financial Officer
           Exelixis, Inc.
           (650) 825-1565
           gsato@exelixis.com


EXELIXIS ANNOUNCES ADJUSTMENT TO WEIGHTING OF SHARES AND
RESULTING CALCULATIONS OF NET LOSS PER SHARE

SOUTH SAN FRANCISCO, Calif. -- April 23, 2000 - Exelixis, Inc. (Nasdaq: EXEL) today announced that revised net loss per share, basic and diluted, for the years ended December 31, 1997, 1998 and 1999 were $9.97, $7.88 and $4.60, respectively, compared to previously reported amounts of $8.76, $3.83 and $3.47, respectively. Further, revised pro forma net loss per share, basic and diluted, for the year ended December 31, 1999 was $0.70 per share, compared to a previously reported amount of $0.67 per share. These net loss per share amounts have been revised to reflect a change in the mathematical calculation of the weighted average number of shares used to calculate net loss per share. Because the revisions related only to the weighting of the shares, all of the information in the company's prospectus dated April 10, 2000 regarding the actual number of shares outstanding at the time of the initial public offering is correct and the number of shares used for calculating market capitalization of the company remains unaffected. Such changes also had no impact on Exelixis' previously reported revenues, net loss, cash flows or balance sheets for any period.

Exelixis, Inc. is a leader in comparative genomics and model system genetics. These technologies provide a rapid, efficient and cost-effective way to move from DNA sequence data to knowledge about the function of genes and the proteins that they encode. The company's technologies focus on the identification and validation of novel screening targets and proteins and their function for the pharmaceutical, diagnostic, agricultural and animal health industries. Exelixis' research programs include the areas of the central nervous system, inflammation, metabolic disease, oncology and agricultural biotechnology. For more information, please visit the company's web site at www.exelixis.com.